Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP
425 LEXINGTON AVENUE
NEW YORK, N.Y. 10017-3954
(212) 455-2000

FACSIMILE: (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS
March 14, 2008

Capmark Financial Group Inc.
411 Borel Avenue, Suite 320
San Mateo, California 94402

Ladies and Gentlemen:

        We have acted as counsel to Capmark Financial Group Inc., a Nevada corporation (the "Company"), and to Capmark Capital Inc., a Colorado corporation, and to Capmark Finance Inc., a California corporation, and to Capmark Investments LP, a Delaware limited partnership, and to Commercial Equity Investments, Inc., a Pennsylvania corporation, and to Crystal Ball Holding of Bermuda Limited, a Bermuda exempt company, and to Mortgage Investments, LLC, a Delaware limited liability company, and to Net Lease Acquisition LLC, a Delaware limited liability company, and to SJM CAP, LLC, a Delaware limited liability company (individually, a "Guarantor" and collectively, the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $830,000,000 aggregate principal amount of Floating Rate Senior Notes due 2010 (the "Floating Rate Exchange Notes") and up to $1,200,000,000 aggregate principal amount of 5.875% Senior Notes due 2012 (the "5.875% Senior Exchange Notes") and up to $500,000,000 aggregate principal amount of 6.300% Senior Notes due 2017 (the "6.300% Senior Exchange Notes" and, together with the Floating Rate Exchange Notes and the 5.875% Senior Exchange Notes, the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under indentures dated as of May 10, 2007 (the "Indentures") among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"). The Floating Rate Exchange Notes will be offered by the Company in exchange for a like amount of its outstanding Floating Rate Senior Notes due 2010, the 5.875% Senior Exchange Notes will be offered by the Company in exchange for a like amount of its outstanding 5.875% Senior Notes due 2012 and the 6.300% Senior Exchange Notes will be offered by the Company in exchange for a like amount of its outstanding 6.300% Senior Notes due 2017.

        We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligations of the Trustee.

        We have assumed further that (1) Crystal Ball Holding of Bermuda Limited ("Crystal Ball") is validly existing under the laws of the country of Bermuda and has duly authorized, executed and delivered the Indentures in accordance with its Certificate of Incorporation, Memorandum of Association and Bye-Laws and the laws of the country of Bermuda, (2) execution, delivery and performance by Crystal Ball of the Indentures and the Guarantees do not and will not violate the laws of the country of Bermuda or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (3) execution, delivery and performance by Crystal Ball of the Indentures and the Guarantees do not and will not constitute a breach or violation of any agreement or instrument that is binding upon Crystal Ball.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          2.     When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Nevada, (ii) the laws of the Commonwealth of Pennsylvania, (iii) the laws of the State of Colorado, (iv) the laws of the State of California or (v) the laws of the country of Bermuda, we have relied upon (a) the opinion of Lionel Sawyer & Collins, dated the date hereof, (b) the opinion of Reed Smith LLP, dated the date hereof, (c) the opinion of Kutak Rock LLP, dated the date hereof, (d) the opinion of Allen Matkins Leck Gamble Mallory & Natsis LLP, dated the date hereof and (e) the opinion of Appleby, dated the date hereof, respectively.

        We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act and, to the extent set forth herein, the law of the States of Nevada, Colorado and California, the law of the Commonwealth of Pennsylvania and the laws of the country of Bermuda.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP